                                                                   EXHIBIT 5.1


                 [COOLEY GODWARD LLP LETTERHEAD APPEARS HERE]


June 18, 1998

Walker Interactive Systems, Inc.
303 Second Street
Three North
San Francisco, CA 94107

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Walker Interactive Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 300,000 additional shares and 1,200,000 additional shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1992 Employee Stock Purchase Plan, as amended, and its 1994 Equity Incentive Plan, as amended, respectively (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Plans, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Additional Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Alan C. Mendelson

Alan C. Mendelson